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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.___________ )*

                               Object Design, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0006744161
                              ---------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                Page  1  of  18 Pages


--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    2   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vista III, L.P.
       06-1172794
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
       N/A                                                     (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

----------------------- ----- --------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    3   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vista III Partners, L.P.
       06-1172793
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
       N/A                                                     (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    4   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Philips Venture Fund I, L.P.
       06-1240701
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
       N/A                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    5   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vista Ventures Partners II, L.P.
       06-1240703
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
       N/A                                                   (B) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    6   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gerald B. Bay
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
       N/A                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    7   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edwin Snape
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
       N/A                                                 (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    8  OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John F. Tomlin
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
       N/A                                                   (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 pages




--------------------------------------------------------------------------------
CUSIP NO.         0006744161           13G            PAGE    9   OF   18  PAGES
                ------------------
--------------------------------------------------------------------------------


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert P. Cummins
       ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]
       N/A                                                (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- shares
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,098,229 shares

                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- shares
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              3,098,229 shares

------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,098,229 shares

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 18 pages






                                  Schedule 13G

Item 1(a).        Name of Issuer:  Object Design, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 25 Mall Road, Burlington, MA 01803-4194.

Item 2(a). Names of Persons Filing: Vista III, L.P. ("Vista III"), Vista III Partners, L.P., the sole general partner of Vista III ("Vista III Partners"), Philips Venture Fund I, L.P. ("Philips Venture Fund"), Vista Ventures Partners II, L.P. the sole general partner of Philips Venture Fund ("Vista Ventures Partners"), and Gerald B. Bay, Edwin Snape, John F. Tomlin and Robert P. Cummins, the general partners of Vista III Partners and Vista Venture Partners ("Investing General Partners").

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures
                  Partners, and the Investing General Partners is The Vista Group, c/o Palmeri Fund Administrators, Inc., 700 Godwin Avenue, Suite 110, Midland Park, NJ 07432.

Item 2(c). Citizenship: Each of Vista III, Vista III Partners, Philips Venture Fund, and Vista Ventures Partners is a limited partnership organized under the laws of the State of Delaware. The Investing General Partners are each citizens of the United States.

Item 2(d).        Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).        CUSIP Number:  0006744161

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [ ]    Broker or Dealer  registered  under Section 15
                                  of the  Securities  Exchange  Act of 1934 (the
                                  "Act").

                  (b)      [ ]    Bank as defined in Section 3(a)(6) of the Act.

                  (c)      [ ]    Insurance   Company   as  defined  in  Section
                                  3(a)(19) of the Act.

                  (d)      [ ]    Investment  Company registered under Section 8
                                  of the Investment Company Act of 1940.

                  (e)      [ ]    Investment  Adviser  registered  under Section
                                  203 of the Investment Advisers Act of 1940.

                  (f)      [ ]    Employee  Benefit Plan,  Pension Fund which is
                                  subject  to the  provisions  of  the  Employee
                                  Retirement  Income  Security  Act of  1974  or
                                  Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)      [ ]    Parent  Holding  Company,  in accordance  with
                                  Rule 13d-1(b)(ii)(G) of the Act.



                               Page 10 of 18 pages








                  (h)      [ ]    Group,     in     accordance     with     Rule
                                  13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  Vista III is the record owner of 2,442,184 shares (the "Vista Shares") of Common Stock as of December 31, 1996. Vista III has the power to vote or direct the disposition of all of the Vista Shares. Such power is exercised through Vista III Partners, as the sole general partner of Vista III. As general partner of Vista III, Vista III Partners may be deemed to beneficially own the Vista Shares. The Investing General Partners have the power over all the voting and investment decisions of Vista III Partners and, as such, the Investing General Partners may be deemed to share beneficial ownership of the Vista Shares.

                  Philips Venture Fund is the record owner of 656,045 shares (the "Philips Shares") of Common Stock as of December 31, 1996. Philips Venture Fund has the power to vote or direct the disposition of all of the Philips Shares. Such power is exercised through Vista Ventures Partners as the sole general partner of Philips Venture Fund. As the general partner of Philips Venture Fund, Vista Ventures Partners may be deemed to beneficially own the Philips Shares. The Investing General Partners have the power over all the voting and investment decisions of Vista Ventures Partners and, as such, may be deemed to share beneficial ownership of the Philips Shares.

                  Given the affiliate relationships among Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners, and the Investing General Partners (individually an "Entity" and collectively the "Entities"), as of December 31, 1996, each Entity may be deemed to beneficially own both the Vista Shares and the Philips Shares. Hence, each Entity may be deemed to beneficially own 3,098,229 shares of Common Stock.

                  However, Vista III Partners, Vista Ventures Partners and the Investing General Partners expressly disclaim beneficial ownership of all of the Issuer's Common Stock. Vista III expressly disclaims beneficial ownership of the Philips Shares and Philips Venture Fund expressly disclaims beneficial ownership of the Vista Shares.

         (b)      Percent of Class:

                  The Shares represent 11.8% of the outstanding Common Stock (based on 26,280,201 shares of Common Stock reported outstanding as of December 31, 1996, as confirmed by the Issuer's Chief Financial Officer).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: -0- shares for each reporting person.

                  (ii) Shared power to vote or to direct the vote: Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners, and the Investing General Partners have shared power to vote or direct the vote of 3,098,229 shares.



                               Page 11 of 18 pages







                  (iii) Sole power to dispose or to direct the dispositions of: -0- shares for each reporting person.

                  (iv) Shared power to dispose or to direct the disposition of: Vista III, Vista III Partners, Philips Venture Fund, Vista Ventures Partners, and the Investing General Partners have shared power to dispose or to direct the disposition of 3,098,229 shares.

                  However, Vista III Partners, Vista Ventures Partners and the Investing General Partners expressly disclaim beneficial ownership of all of the Issuer's Common Stock. Vista III expressly disclaims beneficial ownership of the Philips Shares and Philips Venture Fund expressly disclaims beneficial ownership of the Vista Shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10.  Certification.

         Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 12 of 18 pages





                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 12, 1997


Vista III, L.P.                                     Philips Venture Fund I, L.P.

  By:  Vista III Partners, L.P.                     By:    Vista Ventures Partners II, L.P.

By:           *                                        By:        *
    -----------------------------                         ---------------------------------
       General Partner                                     General Partner

Vista III Partners, L.P.                             Vista Ventures Partners II, L.P.

  By:         *                                      By:          *
    -----------------------------                         ---------------------------------
       General Partner                                     General Partner

              *
    -----------------------------
       Gerald B. Bay

              *
    -----------------------------
       Edwin Snape

              *
    -----------------------------
       John F. Tomlin

              *
    -----------------------------
       Robert P. Cummins


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2 and Exhibit 3.


    /s/ Frank Palmeri
    --------------------------------
    Frank Palmeri
    Attorney-in-fact




                              Page 13 of 18 pages





                                                                       EXHIBIT 1


                                    AGREEMENT

        Pursuant to Rule 23d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Object Design, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 12th day of February, 1997.


Vista III, L.P.                                      Philips Venture Fund I, L.P.

  By:  Vista III Partners, L.P.                       By:    Vista Ventures Partners II, L.P.

By:           *                                        By:          *
    ------------------------------                         -----------------------------------
       General Partner                                       General Partner

Vista III Partners, L.P.                             Vista Ventures Partners II, L.P.

  By:         *                                        By:          *
    ------------------------------                         -----------------------------------
       General Partner                                       General Partner

              *
    ------------------------------
       Gerald B. Bay

              *
    ------------------------------
       Edwin Snape

              *
    ------------------------------
       John F. Tomlin

              *
    ------------------------------
       Robert P. Cummins



* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2 and Exhibit 3.


    /s/ Frank Palmeri
    -------------------------------
    Frank Palmeri
    Attorney-in-fact


                              Page 14 of 18 pages




                                                                       EXHIBIT 2



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank Palmeri of Palmeri Fund Administrators his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Vista II, L.P., Vista Partners, L.P., Vista III, L.P., or Vista III Partners, L.P. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                               Page 15 of 18 Pages


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the ____ day of February, 1996.



VISTA II, L.P.

By:  Vista Partners, L.P.

By:   /s/ Gerald B. Bay
      -----------------------------
      Gerald B. Bay
      General Partner


VISTA PARTNERS, L.P.

By:   /s/ Gerald B. Bay
      -----------------------------
      Gerald B. Bay
      General Partner

VISTA III, L.P.

By:  Vista III Partners, L.P.

By:   /s/ Gerald B. Bay
      -----------------------------
      Gerald B. Bay
      General Partner


VISTA III PARTNERS, L.P.

By:   /s/ Gerald B. Bay
      -----------------------------
      Gerald B. Bay
      General Partner


/s/ Edwin Snape
-----------------------------
Edwin Snape


/s/ Gerald B. Bay
-----------------------------
Gerald B. Bay


/s/ John F. Tomlin
-----------------------------
John F. Tomlin



                              Page 16 of 18 pages




                                                                       EXHIBIT 3



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank Palmeri of Palmeri Fund Administrators his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of each or any of Philips Venture Fund I, L.P. or Vista Ventures Partners II, L.P. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





                              Page 17 of 18 pages







         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of February, 1997.


PHILIPS VENTURE FUND I, L.P.

By:   /s/ John F. Tomlin
      -----------------------------
      John F. Tomlin
      General Partner


VISTA VENTURES PARTNERS II, L.P.

By:   /s/ John F. Tomlin
      -----------------------------
      John F. Tomlin
      General Partner



                              Page 18 of 18 pages